Multiband Announces Strong 2009 Fourth Quarter Results and a Record 2009 Full-Year Performance

- Record Fiscal Year Revenues of $269.0 million, up 526% YoY from $43.0 million in 2008;

- 4th Quarter Revenue Increases to $68.0 million up 382% YoY from $14.1 million in 4Q08;

- 4th Quarter EBITDA improves to $4.3 million, up 30% sequentially from $3.3 million in 3Q09 and up 105% YoY from $2.1 million in 4Q08;

- Company Earns $830K or $0.09 per share, for 4Q09

APRIL 1, 2010 MINNEAPOLIS --(Business Wire)-- Multiband Corporation, (NASDAQ:MBND), the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s), announced today strong financial results for the 2009 fourth quarter and fiscal year ended December 31, 2009.  The Company had strong fourth quarter revenues of $68.0 million, an increase of 382% compared to $14.1 million for the quarter ended December 31, 2008 but down 5% from the prior quarter primarily due to seasonality.  Revenues increased YoY primarily due to the acquisition of the former operating entities of DirecTECH Holding Company Inc. (DTHC) as well as its substantial investments made in the HSP segment in 1H09.  The Company achieved 80% ownership in January 2009 and completed the acquisition  in December 2009.

EBITDA, a non-GAAP measure, was $4.3 million for the 2009 fourth quarter, an improvement of over $1.0 million sequentially from $3.3 million in 3Q09, and up $2.2 million from the same period in 2008.  Improved margins were driven by efficiencies at the Company’s HSP segment including improved installation procedures, inventory controls, fleet management, and reduced turnover.

In 4Q09, the Company generated net income of $830K or approximately $0.09 per share, compared to $842K or $0.09 per share, in the fourth quarter of 2008.  GAAP net income per common share was $0.04 basic and $0.03 diluted compared to $0.08 per common sharefor  basic and diluted in the fourth quarter of 2008.  The 2009 fourth quarter represented the Company’s return to positive net income after three quarters of losses which were primarily due to substantial investments in the HSP business segment during the 1H09.

2009 Recap
Revenues for the twelve month period ended December 31, 2009 increased 526% to $268.9 million from $42.9 millon for the same period in 2008.  This overall increase in revenues is primarily due to the purchase of the former operating entities of DTHC coupled with significant organic growth, as the Company hired over 1,000 new technicians in its HSP business segment during the first two quarters of the year.  The larger workforce allowed the HSP segment to deliver significant installation volumes throughout the balance of 2009 and positioned the Company for continued success with DIRECTV, which remains its largest customer and partner and whose contract was extended into mid- 2013 during the course of 2009.

Adjusted EBITDA, a non-GAAP measure, was $3.954 million for the year.  However, this metric still includes the negative impact of the aforementioned ramp up in staffing expenses. The absorption of those staffing expenses led to significantly increased revenues and substantially higher run rates of EBITDA during the second half of fiscal 2009.

Conference Call Today
The Company will hold a conference call today to discuss the results. The conference call will take place at 11:00 AM Eastern Daylight Time. Interested parties should dial 866-394-1497 and use pass code 64394723. There will be a playback available as well.

Litigation Settlement

As of December 31, 2009, Multiband had recorded $8.7 million of accrued liabilities for claims and potential settlements associated with existing litigation, the majority of which relate to claims for back overtime wages alleged to be due between 2006 and 2008 at DirecTECH Holding Company.  Effective December 31, 2009, the Company settled in principal the majority of these claims. While the Company and its predecessors denied the allegations underlying the lawsuits, it agreed to a settlement to avoid significant legal fees, the uncertainty of a jury trial, and other expenses and management time that would have to be devoted to protracted litigation.  The Company recorded the settlement of $6.7 million, net of imputed interest of $575K and including administration fees and estimated payroll taxes.  The aforementioned settlement will be paid in equal installments of $291K over a 24 month period beginning January 15, 2010.

In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset a portion of certain claims against the note to DTHC, in relation to the settlement noted above, the Company offset $3.9 million during the year ended December 31, 2009.  The Company has recorded a receivable of $1.0 million as of December 31, 2009 which represents an estimate of the amount that could potentially be recovered from DTHC including legal fees for the remaining litigation.  Offsets to date have been taken as a purchase price adjustment to the DTHC transaction, which reduced the debt owed to the ESOT and former owners to approximately $30.0 million.

Commentary
"This quarter’s strong results reflect, again in part, the continuing trend of consumers staying at home due to challenging economic conditions.  As a result, we have seen increases in subscribers. Additionally, our ability to seamlessly integrate the operations of the former DirecTECH operating entities and organically grow high margin revenue without a corresponding increase in operating expenses is now clear”, said James L. Mandel, CEO of Multiband. "Our significantly improved financial results demonstrate the benefits of the DirecTECH acquisition and validate the synergies between the companies that have resulted in this strong growth.  Our overall performance is even more noteworthy considering we grew our business over five-fold in a matter of months.”

“Looking ahead, our success will be measured by continued gains in efficiencies in our HSP division, which now sits atop our peers in terms of mean times to install and various other performance metrics that are key to profitability.  Moving forward, we intend to launch additional products into our HSP and MDU channels to improve revenues per truck roll and aid in employee retention, which should further boost profitability especially in seasonally slow periods”, Mandel continued.

Guidance

For 2010, Multiband is projecting revenues in the $250MM range due to the lack of the mandatory digital conversion which boosted 2009 activity. Though the overall revenue outlook is relatively flat compared to 2009, the Company has taken a cautious stance with regard to inputs it is receiving from its HSP channel partners as it feels that that is the most prudent course of action.  In MDU, Multiband continues to negotiate incremental financing in order to fund capital expenditures, which could boost its ability to add subscribers and associated recurring revenues and cash flow from rights of entry across the country.  While revenues could be flat, expanded margins are anticipated as the constant deployment of new procedures and technologies to aid workforce and fleet management are initiated. No new additional M&A activity has been included in the guidance, though opportunities abound for consolidation of the market which could further boost scope and scale.

EBITDA Computation (2009, 1Q09 – 4Q09) (in thousands)

		2009	4Q09	3Q09	2Q09	1Q09
(i)	Net Income (Quarter)	$(11,377)	$830	$(725)	$(8,601)	$(2,881)
(ii)	Non Operating
	Gains/Losses	(85)	(151)	251	(31)	(154)
(iii)	Adjusted Net Income	(11,462)	679	(474)	(8,632)	(3,035)
	(Sum of (i)minus (ii)
(iv)	Interest Expense	4,104	1,333	1,026	890	855
(v)	Depreciation & Amortization	10,906	2,504	2,414	2,703	3,285
(vi)	Taxes	406	(168)	372	102	100
(vii)	EBITDA	$3,954	$4,348	$3,338	$(4,937)	$1,205
	iii + iv + v + vi

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multiband.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in its industry, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense.

Contact: James Mandel, CEO for Multiband Corporation at (763)504-3000.